UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2005

SEARS HOLDINGS CORPORATION (Exact name of registrant as specified in charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51217 (Commission File Number)	20-1920798 (IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois (Address of principal executive offices)		60179 (Zip code)
Registrant's telephone number, including area code: (847) 286-2500
(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management
Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) As previously announced, effective September 26, 2005, Richard C. Perry, the co-founder of investment management firm Perry Capital LLC, was elected to the Registrant's Board of Directors. Mr. Perry will hold office until the 2006 annual meeting of the Registrant's stockholders, or until his successor is duly elected and qualified. Mr. Perry was not named to any committees of the Board of Directors in connection with his election.

On May 3, 2005, investment affiliates of Perry Capital LLC, through Capital Factors LLC, acquired the business and assets of Capital Factors, Inc. Perry Capital LLC is controlled by Perry Corp., which in turn is controlled by Mr. Perry. Capital Factors LLC and its predecessor (collectively, "Capital Factors") provide factoring services to companies in various industries, including those that sell into the retail industry. From time to time, Capital Factors has factored receivables (payables of the Registrant) for certain of the Registrant's vendors, who sell the receivables to Capital Factors on a nonrecourse basis for collection by Capital Factors. As a result of Capital Factors having provided factoring services to vendors of Sears, Roebuck and Co. ("Sears") and Kmart Corporation ("Kmart"), amounts were paid to Capital Factors by Sears and Kmart in respect of payables of those companies aggregating approximately $60 million in 2004 and $12 million in 2005 (through August 2005). The Registrant expects that Capital Factors will continue to factor receivables for certain of the Registrant's vendors. The Registrant believes that Capital Factors handles approximately $3 billion in factoring volume.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOLDINGS CORPORATION
	By:	/s/ William K. Phelan William K. Phelan Vice President and Controller

Date: September 30, 2005